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Press Release
For immediate release
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Invesco Mortgage Capital Inc. Reports First
Quarter 2011 Financial Results

Investor Relations Contact: Donald Ramon         404-439-3228
Media Relations Contact:     Bill Hensel                404-479-2886

Atlanta – May 10, 2011 -- Invesco Mortgage Capital Inc. (NYSE: IVR) (the “Company”) today announced results for the quarter ended March 31, 2011.

The Company reported net income of $53.7 million, or $1.01 per share (basic and diluted), for the quarter ended March 31, 2011 compared to $40.9 million, or $1.00 per share (basic and diluted), for the quarter ended December 31, 2010.  During the first quarter of 2011, the Company completed a follow-on common stock offering generating net proceeds of $460.1 million.  The 31% increase in quarterly net income was driven by an increase in average earning assets as the Company invested the funds from the follow-on common stock offering from December 2010 and March 2011.

The Company also reported its book value per share as of March 31, 2011 was $21.24, compared to $20.49 per share as of December 31, 2010.

“The current economic conditions, the steepness of the yield curve, and historically low financing costs continue to provide an outstanding opportunity to invest in securitized mortgage assets,” said Richard King, President and Chief Executive Officer.  “We are pleased that in the first quarter we were able to achieve our goals of maintaining attractive earnings and growing book value.  We also strategically raised capital which was accretive to book value, added scale, and found attractive target assets with the new capital.”

($ in millions, except per share amounts)
	Q1 ‘11	Q4 ‘10
	(unaudited)	(unaudited)
Average Earning Assets (at fair value)	$6,413.5	$4,874.9
Average Borrowed Funds	5,406.9	3,921.4
Average Equity	1,156.2	924.1

Interest Income	68.5	50.9
Interest Expense	15.6	10.6
Net Interest Income	52.9	40.3
Other Income	5.6	4.8
Operating Expenses	4.8	4.2
Net Income	53.7	40.9

Average Portfolio Yield	4.27%	4.18%
Cost of Funds	1.15%	1.09%
Debt to Equity Ratio	3.7	4.1
Return on Average Equity	18.58%	17.69%
Book Value per Share (Diluted)	$21.24	$20.49
Earnings per share (Basic and Diluted)	$1.01	$1.00
Dividend	$1.00	$0.97

Financial Summary

The Company’s portfolio of mortgage-backed securities (“MBS”) was $9.3 billion as of March 31, 2011, an increase of $3.7 billion from December 31, 2010.  For the quarter ended March 31, 2011, average earning assets were $6.4 billion which generated interest income of $68.5 million.  This represents an increase of $1.5 billion, or 31%, and $17.6 million, or 35%, respectively, from the fourth quarter of 2010.  The increase was primarily driven by the follow-on common stock offerings completed in December 2010 and March 2011.

For the quarter ended March 31, 2011, the Company had average borrowings of approximately $5.4 billion and interest expense including cost of hedging of $15.6 million, compared to $3.9 billion and $10.6 million, respectively, for the fourth quarter of 2010.  The increase in average borrowed funds and interest expense was primarily the result of increasing the size of our investment portfolio.

Our average cost of funds was 1.15% and 1.09% for the first quarter of 2011 and fourth quarter of 2010, respectively.  The increase in our cost of funds was primarily the result additional interest expense related to our hedging activities.

Operating expenses for the first quarter 2011 totalled $4.8 million compared to $4.2 million for the fourth quarter 2010.  The ratio of operating expenses to average equity in the first quarter of 2011 decreased 0.12% to 1.68% as the Company benefited from improved operating efficiency during the quarter.

The Company declared a dividend of $1.00 per share for the first quarter of 2011.  The dividend was paid on April 27, 2011

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About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management company.  Additional information is available at www.invescomortgagecapital.com.

Earnings Call

Members of the investment community and the general public are invited to listen to the Company’s earnings conference call today, Tuesday, May 10, 2011, at 8:30 a.m. ET, by calling one of the following numbers:

US/Canada Toll Free:     888-942-8507
International:                    415-228-4839
Passcode:                        Invesco

An audio replay will be available until 5:00 pm ET on May 31, 2011 by calling:

866-517-3728 (North America)
203-369-2040 (International)

The presentation slides that will be reviewed during the call will be available on the Company’s website at www.invescomortgagecapital.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release, and comments made in the associated conference call today, may include statements and information that constitute “forward-looking statements” within the meaning of the U.S. securities laws.  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance. In addition, words such as “will,” “anticipates,” “expects” and “plans,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. There can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge investors to carefully consider the risks identified under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s
Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s website at www.sec.gov.

All written or oral forward-looking statements that we make, or that are attributable to us, are expressly qualified by this cautionary notice.  We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.
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INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
$ in thousands, except per share data	March 31, 2011	December 31, 2010
Revenues
Interest income	68,536	50,945
Interest expense	15,578	10,652
Net interest income	52,958	40,293

Other income (loss) Gain on sale of investments, net	1,200	2,392
Equity in earnings and fair value change in unconsolidated limited partnerships	1,858	2,388
Loss on other-than-temporarily impaired securities	—	—
Unrealized loss on interest rate swaps	(5)	(46)
Realized and unrealized credit default swap income	2,532	13
Total other income	5,585	4,747

Expenses
Management fee – related party	3,975	2,986
General and administrative	868	1,174
Total expenses	4,843	4,160
Net income	53,700	40,880

Net income attributable to non-controlling interest	1,452	1,466
Net income attributable to common shareholders	52,248	39,414
Earnings per share:
Net income attributable to common shareholders (basic and diluted)	1.01	1.00
Dividends declared per common share	1.00	0.97
Weighted average number of shares of common stock:
Basic	51,857	39,354
Diluted	53,287	40,785

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

$ in thousands, except per share amounts	As of
ASSETS	March 31, 2011	December 31, 2010
	(Unaudited)
Mortgage-backed securities, at fair value	9,297,597	5,578,333
Cash	280,244	63,552
Restricted cash	142,245	101,144
Investment related receivable	22,215	7,601
Investments in unconsolidated limited partnerships, at fair value	51,274	54,725
Accrued interest receivable	31,105	22,503
Derivative Assets, at fair value	59,118	33,255
Other assets	1,408	1,287
Total assets	9,885,206	5,862,400

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	5,751,161	4,344,659
Derivative liability, at fair value	32,073	37,850
Dividends and distributions payable	51,729	49,741
Investment related payables	2,476,475	372,285
Accrued interest payable	5,389	2,579
Accounts payable and accrued expenses	1,073	1,065
Due to affiliate	4,315	3,407
Total liabilities	8,322,215	4,811,586

Invesco Mortgage Capital Inc. Shareholders’ equity:
Preferred Stock: par value $0.01 per share; 50,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common Stock: par value $0.01 per share; 450,000,000 shares authorized, 72,154,375 and 49,854,196 shares issued and outstanding, at March 31, 2011 and December 31, 2010, respectively	722	499
Additional paid in capital	1,472,642	1,002,809
Accumulated other comprehensive income	63,263	24,015
Distributions in excess of earnings	(6,228)	(8,173)
Total Invesco Mortgage Capital Inc. shareholders’ equity	1,530,399	1,019,150

Non-controlling interest	32,592	31,664
Total equity	1,562,991	1,050,814

Total liabilities and shareholders’ equity	9,885,206	5,862,400

Mortgage-Backed Securities

The following table summarizes certain characteristics of the Company’s mortgage-backed securities portfolio as of March 31, 2011:

$ in thousands	Principal Balance	Unamortized Premium (Discount)	Amortized Cost	Unrealized Gain/ (Loss)	Fair Value	Net Weighted Average Coupon (1)	Average Yield (2)
Agency RMBS:
15 year fixed-rate	1,922,157	103,952	2,026,109	(9,562)	2,016,547	4.46%	2.95%
30 year fixed-rate	3,744,278	253,223	3,997,501	(2,392)	3,995,109	5.34%	3.84%
ARM	49,054	1,415	50,469	(226)	50,243	3.89%	3.05%
Hybrid ARM	1,054,328	12,869	1,067,197	(3,287)	1,063,910	3.17%	2.97%
Total Agency	6,769,817	371,459	7,141,276	(15,467)	7,125,809	4.74%	3.45%

MBS-CMO	153,265	(116,674)	36,591	3,152	39,743	4.30%	3.04%
Non-Agency MBS	1,863,216	(374,846)	1,488,370	29,260	1,517,630	4.58%	7.97%
CMBS	594,630	(4,488)	590,142	24,273	614,415	5.26%	5.38%
Total	9,380,928	(124,549)	9,256,379	41,218	9,297,597	4.74%	4.30%
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(1)  Net weighted average coupon (“WAC”) is presented net of servicing and other fees.
(2)  Average yield incorporates future prepayment assumptions.

Constant Prepayment Rates (CPR)

The CPR of our portfolio impacts the amount of premium and discount on the purchase of securities that is recognized into income. The following table shows the three month CPR for our RMBS compared to bonds with similar characteristics (“Cohorts”):

	March 31, 2011		December 31, 2010
	Company	Cohort	Company	Cohort

15 year Agency RMBS	9.0	16.1	12.0	28.8
30 year Agency RMBS	13.4	19.8	14.6	27.8
Agency Hybrid ARM RMBS	6.4	N/A	15.8	N/A
Non-Agency RMBS	14.0	N/A	16.0	N/A
Overall	11.1	N/A	12.8	N/A

Repurchase Agreements

The following table summarizes the Company’s borrowings by type of investment for the period ended March 31, 2011 and December 31, 2010:

$ in thousands	March 31, 2011		December 31, 2010
Repurchase Agreements	Amount Outstanding	Weighted Average Interest Rate	Amount Outstanding	Weighted Average Interest Rate
Agency RMBS	4,482,851	0.29%	3,483,440	0.33%
Non-Agency RBS	788,559	1.54%	459,979	1.76%
CMBS	479,751	1.33%	401,240	1.30%
Total Borrowings	5,751,161	0.55%	4,344,659	0.57%

Interest Rate Hedges

The following table summarizes our hedging activity as of March 31, 2011:

Remaining Interest Rate Swap Term	Notional	Average	Average
	Amount	Fixed Pay	Maturity
	$ in thousands	Rate	(Years)
1 year or less	-	-	-
Greater than 1 year and less than 3 years	475,000	1.88%	1.9
Greater than 3 years and less than 5 years	1,500,000	2.04%	4.3
Greater than 5 years	3,950,000	2.45%	5.9
Total	5,925,000	2.30%	5.1

Approximately $3.6 billion of the total $5.9 billion of the swap notional amount on March 31, 2011 were forward-starting interest rate swaps with effective dates beyond March 31, 2011.  Additionally, we had approximately $2.5 billion of unsettled securities which would have increased our total outstanding borrowing balance if the purchases would have been settled with repurchase agreements.